EXHIBIT 10.22

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.  CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Amended and Restated
Google Services Agreement

This Amended and Restated Google Services Agreement (“GSA”) is entered into by and between Google Inc. (“Google”) and Miva, Inc., a corporation formed under the laws of Delaware (“Customer”).  This GSA shall be effective as of January 1, 2009 (“GSA Effective Date”) and hereby amends and restates the Google Services Agreement between Google and Customer dated December 27, 2006. Each Order Form (as defined below) shall be governed by this GSA and shall become effective on January 1, 2009 (“Order Form Effective Date”). This GSA and the corresponding individual Order Form into which this GSA is incorporated together constitute the “Agreement”.

1  DEFINED TERMS.  The following capitalized terms shall have the meanings set forth below.  Capitalized terms used but not defined in this GSA shall have the meanings stated in the Order Form.

1.1     “Beta Features” are those features of the Services which are identified by Google as beta or unsupported in Google’s then current technical documentation.

1.2     “Brand Features” means the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as secured by such party from time to time.

1.3     “Customer Content” means any editorial, text, graphic, audiovisual, and other content that is served to End Users of the Site(s) or Customer Client Application(s) and that is not provided by Google.

1.4     “Destination Page” means any Web page which may be accessed by clicking on any portion of an Advertising Result and/or Search Result.

1.5     “Google Protocol” means Google’s then current protocol for accessing and implementing the Services.

1.6     “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, as well as, any and all applications, renewals, extensions, restorations and re-instatements thereof, now or hereafter in force and effect worldwide.

1.7     “Order Form” means the individual Google Services Agreement Order Form executed by both Customer and Google and into which this GSA has been incorporated by reference as provided therein.  Each Order Form (as it may be amended from time to time) into which this GSA may be incorporated will be considered a separate agreement from any other Order Form.  Accordingly, for purposes of interpretation of any specific order form, “Order Form” shall refer only to that Order Form into which this GSA has been incorporated and which is the subject of interpretation, and not to any other order form into which this GSA may otherwise be incorporated (unless and then only to the extent the parties have expressly provided otherwise).

1.8     “Services” means the services ordered by Customer and to be provided by Google pursuant to the Order Form.

2  SERVICES.

Services.  Subject to the terms and conditions of this Agreement, Google will provide Customer, and Customer will procure from Google, the Services for the fees set forth in the Order Form executed by Customer and Google.  ***

2.1    Beta or Unsupported Features.  *** Google reserves the right, in its sole discretion, to include or cease providing Beta Features as part of any Services at any time.

3  CUSTOMER OBLIGATIONS.

3.1    Prohibited Actions.  Customer shall not, and shall not allow any third party to:

(a)          edit, modify, truncate, filter or change the order of the information contained in any Search Results and/or Advertising Results (either individually or collectively), including, without limitation, by way of commingling Search Results and/or Advertising Results with non-Google provided search results or advertising;

(b)         frame any Results Page or Destination Page;

(c)          redirect an End User away from the Destination Page, provide a version of the Destination Page different from the page an End User would access by going directly to the Destination Page, intersperse any content between an Advertising Result or Search Result and the corresponding Destination Page or implement any click tracking or other monitoring of Advertising Results or Search Results;

(d)         display any Search Results and/or Advertising Results  in pop-up, pop-under, exit windows, expanding buttons, or animation;

(e)          display any Search Results and/or Advertising Results to any third parties other than End Users;

(f)          minimize, remove or otherwise inhibit the full and complete display of any Results Page (including any Search Results and/or Advertising Results), and the corresponding Destination Pages;

(g)         produce or distribute any software, or permit any of its software to be distributed with software, that prevents the display of ads provided by Google (such as by way of blocking or replacing ads);

(h)         ***;

(i)           transfer, sell, lease, syndicate, sub-syndicate, lend, or use for co-branding, timesharing, service bureau or other unauthorized purposes any Services or access thereto (including, but not limited to Search Results and/or Advertising Results, or any part, copy or derivative thereof);

(j)           enter into any arrangement or agreement under which any third party pays Customer fees, Customer pays any third party fees, or either shares in any revenue payments and/or royalties for any Search Results and/or Advertising Results;

(k)          directly or indirectly generate queries, or impressions of or clicks on Search or Advertising Results, through any automated, deceptive, fraudulent or other invalid means (including, but not limited to, click spam, robots, macro programs, and Internet agents);

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(l)           encourage or require End Users or any other persons, either with or without their knowledge, to click on Advertising Results through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent (each of the foregoing in subsections (k) and (l) a “Fraudulent Act”);

(m)         modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any Services, the Google Protocol, or any other Google technology, content, data, routines, algorithms, methods, ideas design, user interface techniques, software, materials, and documentation;

(n)         remove, deface, obscure, or alter Google’s copyright notice, trademarks or other proprietary rights notices affixed to or provided as a part of any Services, the Google Protocol, or any other Google technology, software, materials and documentation;

(o)         “crawl”, “spider”, index or in any non-transitory manner store or cache information obtained from the Services (including, but not limited to, Search Results and/or Advertising Results, or any part, copy or derivative thereof); or

(p)         create or attempt to create a substitute or similar service or product through use of or access to any of the Services or proprietary information related thereto.

Further, no Site or Customer Client Application shall contain any pornographic, hate-related or violent content or contain any other material, products or services that violate or encourage conduct that would violate any criminal laws, any other applicable laws, or any third party rights.

3.2     Implementation.  Customer shall ensure that there is no use of or access to any Services through Customer’s properties which are not in compliance with the terms of the Agreement or not otherwise approved by Google, and Customer shall monitor and disable any such access or use by unauthorized parties (including, but not limited to, spammers or any third party sites).  ***

3.3    ***

4   Ownership; License Grants.

4.1     Google Rights.  Google shall own all right, title and interest, including without limitation all Intellectual Property Rights (as defined below), relating to the Services (and any derivative works or enhancements thereof), including but not limited to, all software, technology, information, content, materials, guidelines, documentation, and the Google Protocol.   Customer shall not acquire any right, title, or interest therein, except for the limited use rights expressly set forth in the Agreement.  Any rights not expressly granted herein are deemed withheld.

4.2     Customer Rights.  Customer, its licensors, or other applicable third party providers own all Intellectual Property Rights in and to the Customer Content.  Google shall not acquire any right, title or interest in or to such Customer Content, except as expressly provided herein.  Any rights not expressly granted herein are deemed withheld.

4.3     Brand Features; License Grant.

4.3.1
    Brand Features.  Each party shall own all right, title and interest, including without limitation all Intellectual Property Rights, relating to its Brand Features.  Some, but not all examples of Google Brand Features are located at:  http://www.google.com/permissions/trademarks.html (or such other URLs Google may provide from time to time).  Except to the limited extent expressly provided in this Agreement, neither party grants, and the other party shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Brand Features of the first party; and all rights not expressly granted herein are deemed withheld.  All use by Google of Customer Brand Features (including any goodwill associated therewith) shall inure to the benefit of Customer and all use by Customer of Google Brand Features (including any goodwill associated therewith) shall inure to the benefit of Google.  No party shall challenge or assist others to challenge the Brand Features of the other party (except to protect such party’s rights with respect to its own Brand Features) or the registration thereof by the other party, nor shall either party attempt to register any Brand Features or domain names that are confusingly similar to those of the other party.

4.3.2
    License to Google Brand Features.  Subject to the terms and conditions of this Agreement, Google grants to Customer a limited, nonexclusive and nonsublicensable license during the Services Term to display those Google Brand Features expressly authorized for use in this Agreement, solely for the purposes expressly set forth herein.  ***Furthermore, in its use of any Google Brand Feature, Customer agrees to adhere to Google’s then current Brand Feature use guidelines, and any content contained or referenced therein, which may be found at the following URL: http://www.google.com/permissions/guidelines.html (or such other URL Google may provide from time to time).

License to Customer Brand Features.  Subject to the terms and conditions of this Agreement, Customer grants to Google a limited, nonexclusive and nonsublicensable license during the Services Term to display those Customer Brand Features expressly authorized for use in this Agreement, solely for the purposes expressly set forth herein.  ***

4.4           ***

5   Payment.

5.1     Fees.  The fees and payment terms for the Services shall be set forth in the applicable Order Form.

5.2     Taxes and Other Charges.  All payments under the Agreement are exclusive of taxes imposed by any governmental entity.  Customer  shall pay any applicable taxes, including sales, use, personal property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by governmental entities of whatever kind and imposed with respect to the transactions for services provided under the Agreement, including penalties and interest, but specifically excluding taxes based upon Google’s net income.  When Google has the legal obligation to collect any applicable taxes, the appropriate amount shall be invoiced to and paid by Customer “net thirty (30) days” from the date of invoice or other notification.  Customer shall promptly provide Google with such documentation as may be required by the applicable governmental entity in order for Google to process payments hereunder (including, without limitation, a valid certificate of Customer’s exemption from obligation to pay taxes as authorized by the appropriate governmental entity), and Google may withhold any payments required to be made hereunder until Customer has provided such documentation.  Customer shall promptly provide Google with original or certified copies of all tax payments or other sufficient evidence of tax payments at the time such payments are made by Customer pursuant to the Agreement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

6   Representations, Warranties and Disclaimer.  Each party represents and warrants that it has full power and authority to enter into the Agreement.  Customer represents and warrants that:  (a) ***; (b) the execution and delivery of this Agreement, and the performance by Customer of its obligations hereunder, will not constitute a breach or default of or otherwise violate any agreement to which such party or any of its affiliates are a party or violate any rights of any third parties arising therefrom; (c) ***; and (d) Customer has and will maintain all rights as shall be required to send the information it  provides to Google pursuant to this Agreement.   Google does not warrant that the Services will meet all of Customer’s requirements or that performance of the Services will be uninterrupted, virus-free, secure or error-free.  Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.

7   Indemnification.

7.1     Google Indemnity.  Google will defend, or at its option settle, any third party lawsuit or proceeding brought against Customer based upon or otherwise arising out of a claim that *** Notwithstanding the foregoing, in no event shall Google have any obligations or liability under this Section arising from: (i) use of any Beta Features, (ii) use of any Services or Google Brand Features in a modified form or in combination with materials not furnished by Google, (iii) any content, information or data provided by Customer, End Users or any other third parties, (iv) any Search Results or third party Web sites or content to which such Search Results may link.  Google, in its sole and reasonable discretion, reserves the right to terminate Customer’s continued use of any Services or Google Brand Features which are alleged or believed by Google to infringe, and ***.

7.2     Customer Indemnity.  Customer will defend, or at its option settle, any third party lawsuit or proceeding brought against Google based upon or otherwise arising out of: (a) Customer Content, the Site(s), Customer Client Application(s) and/or Customer Brand Features; (b) *** (c) any claim alleging facts that would constitute a breach of Customer’s representations and warranties made in subsection (b) of the second sentence of Section 6.

7.3     General.  Indemnification provided under Sections 7.1 and 7.2 shall be limited to (a) payment by the indemnifying party (“Indemnitor”) of all damages and costs finally awarded for such claim, or (b) settlement costs approved in writing by the Indemnitor.  The foregoing obligations shall exist only if the party seeking indemnification (“Indemnitee”): (i) promptly notifies the Indemnitor of such claim, (ii) provides the Indemnitor with reasonable information, assistance and cooperation in defending the lawsuit or proceeding, and (iii) gives the Indemnitor full control and sole authority over the defense and settlement of such claim.  The Indemnitee may join in defense with counsel of its choice at its own expense. The Indemnitor shall only reimburse the Indemnitee for expenses incurred by the Indemnitee with the Indemnitor’s prior written approval.  SECTION 7 STATES THE PARTIES’ ENTIRE LIABILITY AND EXCLUSIVE REMEDY WITH RESPECT TO INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS AS SET FORTH ABOVE.

8   Limitation of Liability.

Limitation.  SUBJECT TO SECTION 8.2, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.  ***

8.1     Exclusions from Limitations.  Unless and then only to the extent this Agreement expressly states otherwise, nothing in this Agreement shall exclude or limit either party’s liability for:  (a) breaches of the exclusivity obligations contained in this Agreement; (b) breaches of any confidentiality obligations contained in this Agreement; (c) infringement or misappropriation of the other party’s Intellectual Property Rights or Customer’s breach of any license granted in this Agreement to use the applicable Google Protocol(s); or ***

8.2     Allocation of Risk.  The parties agree that (i) the mutual agreements made in this Section 8 reflect a reasonable allocation of risk, and (ii) that each party would not enter into the Agreement without these limitations on liability.

9        Confidentiality; PR.

9.1     Confidentiality.  Disclosure of confidential and/or proprietary information disclosed hereunder, including the existence and content of the Agreement and any information provided pursuant to the Agreement, shall be governed by the confidentiality provisions of the Google Standard Mutual Non-Disclosure Agreement, which has been executed by the parties prior to or concurrently with this GSA, as of the date provided in the Order Form (the “NDA”).  The confidentiality provisions of the NDA are hereby incorporated by reference into this GSA.  ***

9.2     PR.  Neither party will issue any public announcement regarding the existence or content of this Agreement without the other party’s prior written approval.  Notwithstanding the foregoing, Google may include Customer’s Brand Features in presentations, marketing materials, and customer lists (which includes, without limitation, customer lists posted on Google’s web sites and screen shots of Customer’s implementation of the Services).  Upon Customer’s request, Google will furnish Customer with a sample of such usage.

10    Term and Termination.

10.1   Term.  The term of an Order Form under which Services may be used by Customer shall commence on the applicable Order Form Effective Date (except as otherwise specified in such Order Form) and shall continue for the period of time set forth on such Order Form for the applicable Services (“Services Term”), unless earlier terminated as provided herein or therein.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

10.2   Termination.

10.2.1
                 General.  Either party may suspend performance and/or terminate this Agreement, in whole or in part: (i) if the other party materially breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (ii) if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee, administrator or receiver appointed for its business or assets or any part thereof.

10.2.2
                 Google Termination Rights.  Google may terminate this Agreement, or the provision of any Service hereunder, immediately upon written notice: (i) if Customer breaches Section 3.1 (Prohibited Actions) of this GSA, Section 4.3 (License Grants; Brand Features) of this GSA, or Section 9.1 (Confidentiality) of this GSA or the exclusivity provisions contained in the Order Form; (ii) if Customer is in material breach of this Agreement more than two (2) times notwithstanding any cure of such breaches; (iii) ***; or (iv) as otherwise provided in the Order Form.

10.2.3
                 Suspension and Termination in the Event of an Injunction.  Google may suspend performance under this Agreement in whole or in part with immediate effect if, as a result of a claim alleging facts that would constitute a breach of Customer’s representations and warranties made in subsections (b) and (c) of the second sentence of Section 6, Google is obliged by final or temporary court order or magisterial decision to temporarily or permanently refrain from continuing to perform its obligations under this Agreement.  Google’s rights under this provision shall become effective on the date of the court order or magisterial decision or on the date of the service of the order irrespective of the possibility of appeal.  If any suspension under this paragraph continues for more than six (6) months, Google may terminate this Agreement  in whole or in part with immediate effect.

10.3   Rights upon Termination.  Upon the expiration or termination of the Agreement for any reason: (i) all rights and licenses granted by Google shall cease immediately; (ii) each party shall promptly return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party; and (iii) Customer’s rights to use any Google Brand Features, as permitted under the Agreement, shall cease immediately.

10.4   Effect of Termination of an Order Form.  The termination or expiration of an individual Order Form or this Agreement shall not have the effect of terminating any other individual Order Form or this GSA with respect to such other individual Order Form, unless expressly agreed to by the parties in writing.  Either party may terminate this GSA upon thirty (30) days’ prior written notice to the other; provided that in no event may this GSA be terminated with respect to any Order Form that remains outstanding.

10.5   Non-exclusive Remedy.  Termination or expiration of this Agreement, in part or in whole, shall not limit either party from pursuing other remedies available to it, nor shall either party be relieved of its obligation to pay all fees that are due and owing under this Agreement through the effective date of termination.  Neither party shall be liable to the other for any damages resulting solely from termination as permitted herein.

11      Miscellaneous.

11.1   Compliance with Laws.  Each party shall comply with all laws, rules and regulations, if any, applicable to it in connection with the performance of its obligations under the Agreement.

11.2         Notices.  All notices shall be in English and in writing and (a) if sent to Customer to the address identified on the Order Form and (b) if sent to Google to such address as provided at: www.google.com/corporate/address.html or as otherwise provided in writing for such notice purposes; provided, however, that all invoices and payments shall be sent to the attention of Google Finance, all legal notices shall be sent to the attention of the Google Legal Department, and all other correspondence shall be sent to the attention of the account manager specified by Google.  Notice shall be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail or (iv) upon verification of receipt via facsimile, provided that such notice is also sent simultaneously via first class mail.

11.3   Assignment.  *** For purposes of this sentence, an assignment will be deemed to include any transaction in which another party or parties acquire the direct or indirect power to direct the management and policies of a party or its assets, whether by way of merger, consolidation, change of control, sale of all or substantially all of a party’s securities or assets, contract, management agreement or otherwise.

11.4   Consultations.  Before a party initiates legal action against the other arising from the Agreement (except to seek injunctive or equitable relief or to otherwise protect its Intellectual Property Rights), the matter in controversy will first be referred to an officer of each party, who shall make good faith and reasonable efforts to resolve the matter within four (4) weeks of the date of referral.

11.5   Governing Law.  The laws of California, excluding California’s choice of law rules, and applicable federal U.S. laws shall govern the Agreement.  Each party agrees to submit to the personal and exclusive jurisdiction of the courts located in Santa Clara County, California. The parties specifically exclude from application to the Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.

11.6   Equitable Relief.  Either party may seek equitable relief, including temporary restraining orders or injunctions, in addition to all other remedies, for breach or threatened breach of Customer’s exclusivity obligations contained in this Agreement, either party’s license grant set forth in this Agreement, or either party’s obligations contained in Sections 4 (Ownership; License Grant) or Section 9.1 (Confidentiality) of this GSA.

11.7     Entire Agreement.  The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof.  This GSA and related Order Form(s) (including any exhibits thereto), and any terms located at Google URLs referenced pursuant to the Agreement (which are all incorporated herein by reference), constitute the entire agreement with respect to the subject matter hereof, and any terms contained in any related purchase order(s) or other documents pertaining to the subject matter of the Agreement shall be null and void.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

11.8     Amendments.  ***

11.9     No Waiver.  The failure to require performance of any provision shall not affect a party’s right to require performance at any time thereafter; nor shall waiver of a breach of any provision constitute a waiver of the provision itself.

11.10   Severability.  If any provision is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise contrary to law, such provision shall be interpreted so as to best accomplish its intended objectives and the remaining provisions shall remain in full force and effect.

11.11   Survival.  The following sections of this GSA will survive any expiration or termination of this Agreement:  4.1, 4.2, 4.3.1 (except for the last sentence thereof), 5.2, 6, 7, 8, 9 (including the NDA), 10.3, 10.4, 10.5 and 11.

11.12   Independent Contractors.  The parties hereto are and shall remain independent contractors and nothing herein shall be deemed to create any agency, partnership, or joint venture relationship between the parties.  Neither party shall be deemed to be an employee or legal representative of the other nor shall either party have any right or authority to create any obligation on behalf of the other party.

11.13   No Third Party Beneficiaries.  The Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

11.14   Force Majeure; Transmissions.  Neither party shall be liable for failing or delaying performance of its obligations (except for the payment of money)  resulting from any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, labor conditions, power failures, and  Internet disturbances. Google will not be responsible for receiving data, queries or requests directly from End Users or any other third party, for transmission of data between Customer’s (or any End User’s) and Google’s network interface, or for displaying any applicable Results Set(s) to End Users.

11.15   Successors; Counterparts; Drafting; General.  The Agreement (a) shall be binding on and inure to the benefit of each of the parties and their respective successors and assigns; (b) may be executed in counterparts, including facsimile counterparts, each of which will be deemed an original and all of which when taken together will constitute one and the same instrument; and (c) shall be construed as if both parties jointly wrote it.  In the event of conflict between the terms of this GSA and the terms of the Order Form, the Order Form shall govern with respect to such conflict.

IN WITNESS WHEREOF, the parties have executed this GSA by persons duly authorized as of the GSA Effective Date.

Google: GOOGLE INC.		Customer: MIVA, INC.

By:	/s/ Sanjay Kapoor	By:	/s/ Peter Corrao

Print Name:	Sanjay Kapoor	Print Name:	Peter Corrao

Title:	Sr. Director, Strategic Partnerships	Title:	President & CEO

Date:	11/10/2008	Date:	11/10/08

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.